Exhibit 5.1

Troutman Pepper Locke LLP Union Trust Building, 501 Grant Street, Suite 300 Pittsburgh, PA 15219-4429 troutman.com

October 23, 2026

Ensysce Biosciences, Inc.

7946 Ivanhoe Avenue, Suite 201

La Jolla, California 92037

Re:	Securities Registered under Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Ensysce Biosciences, Inc., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”), and a related prospectus included in the Registration Statement (the “Prospectus”), on October 23, 2026. The Registration Statement relates to the registration under the Securities Act of 1933, as amended (the “Act”), by the Company of an aggregate of 433,907,000 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), for resale by the selling security holders named in the Prospectus (the “Selling Securityholders”), upon the conversion of the Company’s Series C Non-Voting Convertible Preferred Stock, par value $0.0001 per share (“Preferred Stock”) into shares of Common Stock which consists of up to (i) 282,122,000 shares of Common Stock issuable upon conversion of Preferred Stock issued or to be issued by the Company in a merger transaction (the “Merger”) pursuant to that certain Agreement and Plan of Merger, dated as of August 5, 2026, by and among the Company, PHRMA Merger Sub I, Inc., a Delaware corporation, PHRMA Merger Sub II, LLC, a Delaware limited liability company, and Cy Biopharma, Inc., and together with other agreements providing for the purchase of Preferred Stock by certain of the investors named in the Agreement and Plan of Merger (collectively the “Merger Agreement”); (ii) 120,260,000 shares of Common Stock issuable upon conversion of Preferred Stock issued or to be issued by the Company in a private placement transaction (the “Financing”) pursuant to that certain Securities Purchase Agreement, dated as of August 5, 2026, by and among the Company and the purchasers named therein (the “Securities Purchase Agreement”); (iii) 22,166,000 shares of Common Stock issuable upon conversion of Preferred Stock to be issued by the Company, subject to achievement of a clinical trial milestone, in a private placement transaction pursuant to certain side letter agreements; (iv) 7,183,000 shares of Common Stock that are issuable upon conversion of Preferred Stock issued by the Company in connection with the execution of that certain Omnibus Amendment and Termination Agreement (the “OATA”), dated as of August 5, 2026, between the Company and a Selling Securityholder; and (v) 2,176,000 shares of Common Stock that are issuable upon conversion of Preferred Stock issued by the Company in connection with the execution of an amendment to a contractual obligation of the Company (the “Manufacture Agreement”), dated as of July 1, 2026, between the Company and the contract manufacturer of Company products. The terms of the Preferred Stock are set forth in a Certificate of Designation of Series C Non-Voting Convertible Preferred Stock, as corrected and as amended (the “Certificate of Designation”), which is part of the Company’s Third Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”).

This opinion is being furnished in accordance with the requirements of Item 16(a) of Form S-3 and Item 601(a) and (b)(5)(i) of Regulation S-K.

For purposes of the opinions we express below, we have examined the originals or copies, certified or otherwise identified, of (i) the Registration Statement, (ii) the Certificate of Incorporation and the Amended and Restated Bylaws of the Company, each as amended and/or restated to date, (iii) the Merger Agreement, (iv) the Securities Purchase Agreement, (v) the OATA, (vi) the Manufacture Agreement and (vii) such other instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed.

In connection with rendering the opinions set forth below, we have assumed without verification (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted as certified, photostatic or electronic copies and the authenticity of the originals thereof, (iii) the legal capacity of natural persons, (iv) the genuineness of signatures not witnessed by us, including electronic signatures, (v) the due authorization, execution and delivery of all documents by all parties, other than the Company, and the validity, binding effect and enforceability thereof, and (vi) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

As to factual matters, we have relied upon the documents furnished to us by the Company, the certificates and other comparable documents of officers and representatives of the Company, statements made to us in discussions with the Company’s management and certificates of public officials, without independent verification of their accuracy.

We are opining as to the General Corporation Law of the State of Delaware and we express no opinion with respect to any other laws. We are not opining as to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to matters of municipal law or the laws of any local agencies within any states (including “blue sky” or other state securities laws).

Based on the foregoing and in reliance thereon, and subject to the limitations, qualifications, assumptions, exceptions and other matters set forth herein, we are of the opinion that:

The Shares have been duly authorized and, when issued by the Company against payment therefor upon conversion of the Preferred Stock in accordance with the terms of the Certificate of Designation, will be legally issued, fully paid and non-assessable.

Our opinion is as of the date hereof and we have no responsibility to update this opinion for events and circumstances occurring after the date hereof or as to facts relating to prior events that are subsequently brought to our attention and we disavow any undertaking to advise you of any changes in law.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the Prospectus forming a part thereof and any supplement thereto. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Troutman Pepper Locke LLP
TROUTMAN PEPPER LOCKE LLP